Exhibit 12.1 Statement of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends Three Months Ended March 31, Year Ended December 31, 2015 2014 2014 2013 2012 2011 2010 Ratio of Earnings to Fixed Charges: Including interest on deposits 1.40 1.76 1.67 1.54 1.69 1.54 1.42 Excluding interest on deposits 4.57 12.10 11.34 7.76 10.55 9.41 26.84 Three Months Ended March 31, Year Ended December 31, 2015 2014 2014 2013 2012 2011 2010 Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends: Including interest on deposits 1.39 1.75 1.66 1.53 1.67 1.51 1.38 Excluding interest on deposits 4.26 10.67 9.97 6.99 8.63 6.43 7.76